Exhibit 11.1

Bennett & Company, PC

Certified Public Accountants

34 Jerome Avenue, Suite 312

Bloomfield, CT 06002

Phone: (860) 243-3333

Fax: (860) 726-1111

June 23, 2020

We consent to the use, in this Offering Statement on Form 1-A of our independent auditors’ report dated March 5, 2020 on our audits related to the financial statements of LiquidPiston, Inc., which comprise the balance sheets as of December 31, 2019 and 2018 and the related statements of operations, stockholders’ deficit, and cash flow for the years then ended, and the related notes to the consolidated financial statements.

Sincerely

/s/ Bennett & Company, PC

Bennett & Company, PC